Exhibit 10.1

FORM OF PERFORMANCE SHARE AWARD AGREEMENT

THIS PERFORMANCE SHARE AWARD AGREEMENT (this “Agreement”) is made and entered into effective as of <DATE>, by and between FreightCar America, Inc., a Delaware corporation (the “Company”), and <NAME> (the “Participant”).

WHEREAS, the Participant has been designated by the Compensation Committee of the Board of Directors of the Company (the “Committee”) to participate in the 2005 Long Term Incentive Plan, as amended (the “Plan”) (capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Plan);

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the Company and the Participant agree as follows:

1. Grant. Pursuant to the provisions of the Plan, all of the terms of which are incorporated herein by reference unless otherwise provided herein, the Company hereby grants to the Participant a Performance Share Award (the “Award”) of <NUMBER> performance shares (the “Performance Shares”). The Award is granted on <DATE> (the “Grant Date”), and is subject to all of the terms and conditions herein and to all of the terms and the conditions of the Plan. In the event of a conflict between the Plan and this Agreement, the terms of the Plan shall govern. In addition, the Performance Shares and any gain received upon vesting of the Performance Shares is subject to the Company’s compensation recoupment (or “clawback”) policy as in effect from time to time. The Award constitutes the right, subject to the terms of the Plan and this Agreement, to distribution of the Shares.

2. Purchase Price. The purchase price of the Shares subject to the Award shall be $0.00 per Share.

3. Shareholder Rights. Except as otherwise described in Section 5, the Participant shall have no voting or other rights as a shareholder of the Company with respect to any Performance Shares until the delivery of Shares to the Participant for with respect to the Performance Shares that vest under Section 4 below.

4. Vesting; Performance Period. Subject to Section 7, the Participant’s Performance Shares will vest and be earned, if at all, based on the Company’s achievement of the Performance Goals specified in Section 4(a) below from January 1, 2015 through December 31, 2017 (the “Performance Period”), provided that the Participant remains continuously employed by the Company through the end of the Performance Period.

(a) Performance Goals. Provided that the Company achieves an annual average Return on Invested Capital of no less than     % during the Performance Period (the “ROIC Goal”), the Award shall be earned based on the level of Basic Earnings Per Share achieved by the Company during the Performance Period, as follows:

Performance At	Basic Earnings Per Share
Maximum	$	[	]
Target	$	[	]
Threshold	$	[	]

(i) “”Return on Invested Capital” is defined as the quarterly average of Earnings Before Interest and Taxes multiplied by the sum of 1 minus the Company’s effective tax rate, all of which is divided by the sum of consolidated equity and interest bearing debt.

(ii) “Basic Earnings Per Share” is defined as Net Income less Preferred Dividends divided by the weighted average number of Shares outstanding.

(b) Performance Shares Earned. Subject to the Company meeting the ROIC Goal, the number of Performance Shares earned by a Participant during the Performance Period shall be as follows:

Performance At	Performance Shares
Maximum	[	]
Target	[	]
Threshold	[	]

(i) No Performance Shares will become vested if (A) the Company does not meet the ROIC Goal, regardless of the level of Basic Earnings Per Share performance achieved or (B) the Company’s Basic Earnings Per Share performance falls below the Threshold level.

(ii) If the Company’s Basic Earnings Per Share performance falls between Threshold and Target or between Target and Maximum levels, the number of Performance Shares that vest will be calculated using straight-line interpolation.

(iii) No more than the Maximum number of Performance Shares may become vested, even if the Company’s Basic Earnings Per Share performance exceeds the Maximum level.

(c) Qualifying Termination. Notwithstanding the foregoing, the Performance Shares will immediately be deemed vested and earned at the Target level in the event of the Participant’s Qualifying Termination, as provided in the Plan. If the Participant has a Termination of Service other than a Qualifying Termination before all of his or her Performance Shares have become vested under this Agreement, the Participant’s Performance Shares that have not become vested will be forfeited on and after the effective date of the Termination of Service. Neither the Company nor any Affiliate will have any further obligations to the Participant under this Agreement when the Participant’s Performance Shares are forfeited.

5. Dividend Equivalents. With respect to any dividends payable on Performance Shares during the Performance Period, the Participant will accrue Dividend Equivalents in a bookkeeping account. Dividend Equivalents represent the right to receive additional Shares in the future, subject to the terms and conditions of this Agreement. Dividend Equivalents will be determined based on the dividends that the Participant would have received had the Recipient held a number of Shares from the Grant Date until the Payment Date (as defined in Section 6) equal to the number of vested Performance Shares earned during the Performance Period in accordance with this Agreement, and assuming that the dividends were reinvested in Shares (and any dividends on such Shares were reinvested in additional Shares). Dividend Equivalents will be subject to the same performance, restrictions and forfeiture and vesting conditions as specified in this Agreement.

6. Timing and Form of Payout. After the end of the Performance Period, the Participant shall be entitled to receive a number of Shares equal to his or her total number of Performance Shares determined under Sections 4 and 5. Delivery of such Shares shall be made as soon as administratively feasible after Earnings Per Share results are approved and certified by the Committee, but in no event later than March 15, 2018 (the “Payment Date”).

7. Restrictive Covenants.

(a) Covenant Not to Solicit Employees. The Participant agrees that, during employment with the Company and for a period of one (1) year after termination of employment with the Company, he or she shall not, without the prior written consent of the Company, solicit any current employee of the Company or any of its subsidiaries, or any individual who becomes an employee on or before the date of the Participant’s termination of employment from the Company, to leave such employment and join or become affiliated with any business entity anywhere in North America that is engaged in direct competition with any business of the Company on the date of his or her employment termination which had revenues of ten percent (10%) or more of the Company’s consolidated revenues for the four (4) most completed fiscal quarters.

(b) Covenant Not to Disclose or Use of Confidential Information. The Participant recognizes that he or she will have access to confidential information, trade secrets, proprietary methods and other data which are the property of and integral to the operations and success of the Company (“Confidential Information”) and therefore agrees to be bound by the provisions of this Section 7(b), which both the Company and the Participant agree and acknowledge to be reasonable and to be necessary to the Company. In recognition of this fact, the Participant agrees that the Participant will not disclose any Confidential Information (except (i) information which becomes publicly available without violation of this Agreement, (ii) information which the Participant did not know and should not have known was disclosed to the Participant in violation of any other person’s confidentiality obligation and (iii) disclosure required in connection with any legal process (after giving the Company the opportunity to dispute such requirement)) to any person, firm, corporation, association or other entity, for any reason or purpose whatsoever, nor shall the Participant make use of any such information for the benefit of any person, firm, corporation or other entity except the Company. The Participant’s obligation to keep all such information confidential shall be in effect during and for a period of two (2) years after the termination of the Participant’s employment with the Company; provided, however, that the Participant will keep confidential and will not disclose any trade secret or similar information protected under law as intangible property (subject to the same exceptions set forth in the parenthetical clause above) for so long as such protection under law is extended.

(c) Judicial Modification. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7 is invalid or unenforceable, the parties agree that (i) the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, (ii) the parties shall request that the court exercise that power, and (iii) this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed.

(d) Remedy for Breach. The Participant agrees that in the event of a breach or threatened breach of any of the covenants contained in this Section 7, in addition to any other penalties or restrictions that may apply under any employment agreement, state law, or otherwise, the Participant shall forfeit all of the Performance Shares granted under this Agreement, including vested Shares issued in respect of earned Performance Shares, and, if the Participant has previously sold any such Shares, the Company shall also have the right to recover from the Participant the economic value of such Shares as of the date that they were issued to the Participant.

(e) Survival. The forfeiture provisions of this Section 7 shall continue to apply, in accordance with their terms, after the non-solicit and/or non-disclosure provisions of any employment or other agreement between the Company and the Participant have lapsed.

8. Non-Transferable. The Performance Shares that have not fully vested under Section 4 may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise disposed of or encumbered, except by will or the laws of descent.

9. References. References herein to rights and obligations of the Participant shall apply, where appropriate, to the Participant’s legal representative or guardian without regard to whether specific reference to such legal representative or guardian is contained in a particular provision of this Agreement or the Plan.

10. Taxes. The Participant shall be responsible for all taxes required to be paid under applicable tax laws with respect to the Award. The Company or any Affiliate is authorized to withhold from any distribution of Shares, or any payroll or other payment, to the Participant, amounts of withholding and other taxes due in connection with the Award. The amount of the withholding shall not exceed the employer’s minimum statutory withholding requirement.

11. Entire Agreement. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. The Participant represents that, in executing this Agreement, he or she does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter, bases or effect of this Agreement or otherwise.

12. Amendment or Modification, Waiver. The Compensation Committee of the Company’s Board of Directors may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, the Award, prospectively or retrospectively; provided, however, that, without the consent of the Participant, no amendment, alteration, suspension, discontinuation or termination of the Award may materially and adversely affect the rights of the Participant under the Award. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

13. Notices. Any notice to be given hereunder shall be in writing and shall be deemed given hereunder when delivered personally, sent by courier or telecopy or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

To the Participant at his or her last known address as shown on the records of the Company

To the Company at:

FreightCar America, Inc.

Two North Riverside Plaza

Suite 1300

Chicago, IL 60606

Attention: Secretary

Any notice delivered personally or by courier under this Section 13 shall be deemed given on the date delivered and any notice sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date telecopied or mailed.

14. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

15. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles.

16. Jurisdiction and Venue. The Company and the Participant agree that the jurisdiction and venue for any disputes arising under, or any action brought to enforce, or otherwise relating to, this Agreement shall be exclusively in the courts in the State of Illinois, Cook County, including the Federal Courts located therein (should Federal jurisdiction exist), and the Company and the Participant hereby submit and consent to said jurisdiction and venue.

17. No Right to Continued Employment or Service. Neither the Plan nor any action taken thereunder shall be construed as giving any Participant, Employee, Consultant or Director the right to be retained in the employ or service of the Company or any of its Subsidiaries or Affiliates, nor shall it interfere in any way with the right of the Company or any of its Subsidiaries or Affiliates to terminate any Participant’s Employee’s, Consultant’s or Director’s employment or service at any time.

18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year set forth above.

FREIGHTCAR AMERICA, INC.		PARTICIPANT:

By:
	<NAME>	<NAME>
President and Chief Executive Officer